Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER  (this “Merger Agreement”), dated as of January 14, 2005, between United Industries Corporation, a Delaware corporation (the “Corporation”), and UIC Holdings, L.L.C., a Delaware limited liability company (the “LLC”).  The Corporation and the LLC are hereinafter sometimes collectively referred to as the “Constituent Entities”.

WHEREAS, the Board of Directors of the Corporation has, by resolutions duly adopted, approved this Merger Agreement and the transactions contemplated hereby;

WHEREAS, the stockholders of the Corporation have approved this Merger Agreement and the transactions contemplated hereby;

WHEREAS, the manager of the LLC has approved this Merger Agreement and the transactions contemplated hereby;

WHEREAS, the holders of a majority of the membership interests in the LLC have approved this Merger Agreement and the transactions contemplated hereby;

WHEREAS, the LLC beneficially owns 30,331,965 shares of Class A Voting Common Stock, par value $0.01 per share (the “Class A Common Stock”), 30,331,965 shares of Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), of the Corporation and warrants to acquire 9,373,163.66 shares of Common Stock (“Warrants”); and

WHEREAS, for United States federal income tax purposes, the Constituent Entities intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Constituent Entities intend by executing this Agreement to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for the purpose of merging the LLC with and into the Corporation and setting forth certain terms and conditions of such merger and the mode of carrying the same into effect, the LLC and the Corporation hereby agree as follows:

1.                                       Merger.  Upon the terms and subject to the conditions hereof and in accordance with Section 264 of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act, the LLC shall be merged with and into the Corporation, the separate existence of the LLC shall cease and the Corporation shall continue as the surviving corporation (the “Merger”).  The Corporation, as the surviving corporation after the Merger, is herein referred to as, the “Surviving Entity.”  The Merger shall become effective at the time and on the date of the filing of a Certificate of Merger under the applicable requirements of Delaware law, or such later time and date as may be set forth in the Certificate of Merger (the “Effective Time”).

2.                                       Effect of Merger.  The consummation of the Merger will have the effects provided in this Agreement and in Delaware law with respect to a merger of a domestic limited liability company into a domestic corporation.

3.                                       Certificate of Incorporation and By-Laws.  The Corporation’s Amended and Restated Certificate of Incorporation, as amended, and By-Laws shall be the Certificate of Incorporation and By-Laws of the Surviving Entity.

4.                                       Directors and Officers.

(a)                                  The directors of the Corporation at the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Corporation, or as otherwise provided by law.

(b)                                 The officers of the Corporation at the Effective Time shall be the officers of the Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Corporation, or as otherwise provided by law.

5.                                       Further Assurances.  From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of the LLC such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the LLC and otherwise to carry out the purposes of this Merger Agreement, and the officers of the Surviving Entity are fully authorized in the name and on behalf of the LLC or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

6.                                       Conversion of Units.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)                                  All membership interests in the LLC (collectively, the “Units”) shall be exchanged for duly authorized, validly issued, fully paid and nonassessable shares of Class A Voting Common Stock, Class B Non-Voting Common Stock and warrants exercisable for Common Stock of the Surviving Entity, as set forth on Schedule I attached hereto.

(b)                                 All Units to be exchanged pursuant to Section 6(a) shall from and after the Effective Time no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each former holder of Units shall cease to have any rights as a member of the LLC, except the right to receive in accordance with Section 6(a) that number of shares of Class A Common Stock, Class B Common Stock and Warrants set forth opposite each member’s name on Schedule I attached hereto.

7.                                       Condition Precedent.  As a condition precedent to any member of the LLC receiving consideration as a result of the Merger, such member shall execute and become a party to the Corporation’s Stockholders Agreement dated January 20, 1999.

8.                                       Cancellation of Shares; Warrants.  As of the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time and all shares of Common Stock underlying Warrants held by the LLC immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired as treasury shares.  In addition, all Warrants held by the LLC as of the Effective Time shall be cancelled.

9.                                       Indemnification.  From and after the Effective Time, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P. and Thomas H. Lee Foreign Fund IV-B, L.P. (collectively, “THL”), hereby jointly and severally agree to indemnify, defend and hold harmless the Surviving Entity, its subsidiaries and affiliates from and against any damages, liabilities or losses incurred by the Surviving Entity or any of its subsidiaries or affiliates as a result of or arising out of any liabilities of the LLC, other than such liabilities of the LLC that arise out of or relate to (i) the LLC being deemed to influence or control the Corporation, (ii) laws imposing liability solely by reason of the LLC’s percentage ownership of the Corporation or (iii) any actions taken at the request or on behalf of the Corporation or any of its subsidiaries or affiliates, including without limitation the filing of any tax returns or filings with governmental or regulatory agencies.  Notwithstanding anything herein to the contrary, the Surviving Entity, its subsidiaries and affiliates shall not be entitled to make any claim for indemnification against THL after twelve (12) months after the date of this Agreement.

10.                                 Amendment and Modification.  This Merger Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of Delaware law.

11.                                 Entire Agreement; Assignment.  This Merger Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

12.                                 Validity.  The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

13.                                 Governing Law.  This Merger Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

14.                                 Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

15.                                 References.  All words used in this Merger Agreement shall be construed to be of such number and gender as the context requires or permits.

16.                                 Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the LLC and the Corporation have caused this Merger Agreement to be signed by their respective duly authorized persons as of the date first above written.

UIC HOLDINGS, L.L.C.

By:
Name:
Title:

UNITED INDUSTRIES CORPORATION

By:
Name:
Title:

For purposes of Section 9 only:

THOMAS H. LEE EQUITY FUND IV, L.P.

By:	THL Equity Advisors IV, LLC,
its General Partner
By:	Thomas H. Lee Partners, L.P.,
its Managing Member
By:	Thomas H. Lee Advisors, LLC
its General Partner

By:
Name:
Title: Managing Director

THOMAS H. LEE FOREIGN FUND IV, L.P.

By:	THL Equity Advisors IV, LLC,
its General Partner
By:	Thomas H. Lee Partners, L.P.,
its Managing Member
By:	Thomas H. Lee Advisors, LLC
its General Partner

By:
Name:
Title: Managing Director

THOMAS H. LEE FOREIGN FUND IV-B, L.P.

By:	THL Equity Advisors IV, LLC,
its General Partner
By:	Thomas H. Lee Partners, L.P.,
its Managing Member
By:	Thomas H. Lee Advisors, LLC
its General Partner

By:
Name:
Title: Managing Director